EDGE ADVISORS LLC

INVESTMENT ADVISER

CODE OF ETHICS

Edge Advisors
Updated December, 2011

INTRODUCTION

The following Code of Ethics has been adopted and implemented by Edge Advisors ("Edge") pursuant to Rule 204A-1. Although many of the provisions in this Code are part of the Firm's supervisory procedures and may be found in part and whole in other manuals, the SEC's intent was to have an integrated and understandable code that supervised personnel could easily access and comprehend.

I.	Business Conduct Standard

Employees of Edge will abide by high ethical standards in their dealings with clients and with each other through fundamental principals of openness, integrity, honesty and trust. Because Edge places a high value on its ethical conduct, it challenges and charges its employees to live up not only to the letter of the law, but the values and ideals of the Firm. It is Edge's intent to put their client's interests before the personal interests of the Firm and/or its employees. Employees will be aware of their obligation to identify and disclose possible situations which may place their interests in conflict with those of the client's. Such possible conflicts will be brought to the attention of the CCO as soon as possible. If possible, a way will be found to avoid the conflict. If avoidance is not possible, appropriate controls will be implemented and, if necessary, disclosures made.

II.	Compliance with Applicable Law

As an Investment Advisor registered with the Securities and Exchange Commission, Edge must abide by all applicable federal securities laws, rules and regulations. Further, as a fiduciary, employees of the Firm must abide by the anti-fraud provisions of the Advisors Act.

Strict compliance with the provisions in this Code shall be considered a basic condition of employment with Edge. Employees of Edge should understand the underlying reasons that necessitate the policies enumerated in this Code. First and foremost, the Code supports Edge's reputation as a fair, reputable and honest participant in the investment community. Second, it ensures that every employee and client of Edge understand the fundamental policies and procedures it has in place to ensure compliance with complicated and often hard to understand rules that directly impact a client's interests.

III.	Securities Holdings and Transaction Reports

All of Edge's "Access Persons" must report their personal securities transactions and holdings to the Firm's Chief Compliance Officer as detailed below. In addition, the Chief Compliance Officer must, on a regular basis, review those reports. Reviewing these reports will allow advisers as well as the Securities and Exchange Commission's examination staff to identify improper trades or patterns of trading by access persons.

An Access Person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. Because Edge is a small firm, it will treat all employees as Access Persons.

A.	Personal trading procedures: Edge has instituted the following procedures which govern the Firm's Access People personal trading activities. The Chief Compliance Officer is responsible for the oversight and compliance with these procedures.

The Chief Compliance Officer must:
•	Review personal transaction requests and grant written approval before access persons can place a personal securities transaction ("pre-clearance").
•	As a matter of policy, Edge will strongly discourage Access Persons from trading in securities the same day the same security is purchased on behalf of clients of Edge. Approval may occasionally be granted, however, if it can be clearly demonstrated that the client was not disadvantaged by the employee trade. The CCO will maintain records used in this analysis.
•	The Chief Compliance Officer will review the Access Person's statements on a regular basis to determine whether they have traded in securities without prior approval.
•	Maintain "restricted lists" of issuers about which the advisory firm has inside information, prohibiting any trading (personal or for clients) in securities of those issuers.
•	Remind Access Persons that Edge strongly discourages "short-term" trading. Short-term trading is defined as buying or selling a security within 30 days after the previous transaction that security. The Chief Compliance Officer, through his regular reviews of the Firm's Access Person's accounts, will identify any short-swing or market timing trading. Any patterns of frequent trading by Access Persons will be addressed by the CCO.
•	Requires each Access Person to notify the Chief Compliance Officer of all brokerage and investment accounts. The CCO will then arrange to have duplicate account statements sent to his attention for regular review.

•	Establish procedures for assigning new securities analyses to employees whose personal holdings do not present apparent conflicts of interest.
B.	Initial and Annual Holdings Reports: The Chief Compliance Officer, upon the time an employee of Edge becomes an Access Person, will make a report outlining that person's securities holdings. This report will be provided no later than 10 days after the start of the Access Person's employment.

C.	Security Transactions Not Subject To The Reporting Requirement: No reports are required:
•	Buys of common stock through a dividend reinvestment program.
•	Transactions in accounts over which the Access Person has no direct or indirect influence or control.
•	Shares of securities received during a corporate action in an existing holding (i.e. a spin-off or a stock dividend).
•	Shares of securities sold pursuant to a formal tender offer.
•	Shares of stock delivered or received pursuant to an option exercise.
D.	Trade Supervision of CCO:
•	The Chief Compliance Officer's securities holdings and transaction reports, will be approved and reviewed by the Chief Operating Partner ("COP"), Bill Maner. Since the Chief Operating Partner may frequently be out of the office, the CCO, will review Edge's trading activity and firm holdings prior to placing a trade. The firm trading and holdings information will be captured by printing screenshots from the firm's custodian website, and the trade information will be recorded on a log to record all information. The screenshot and log will be provided to the COP who will then verify the trade information against the monthly statements.
E.	Securities Subject To the Reporting Requirement: Access Persons must submit to the Chief Compliance Officer their holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover. Those securities include:
•	Transactions and holdings in direct obligations of the Government of the United States.
•	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
•	Shares of money market funds.
•	Transactions and holdings in shares of other types of mutual funds.
F.	Private Placements: Access Persons must notify the advisor before investing in any private placement. In notifying the advisor of the planned investment, the Access Person must document whether they will receive selling compensation for placing the investment with any outside investors. The advisor has the right to require additional information or to place additional restrictions in cases where the Access Person is receiving compensation. An Access Person is required to have the Chief Compliance Officer document, in writing, receipt of the above information regarding the investment in a private placement.
IV.	Required Reporting of Violations

Employees must report any perceived violation of this Code to the Chief Compliance Officer. If the CCO happens to be the person whose actions are in question, then the employee must report his/her observations to another principal or supervisor. A good faith belief in a report of a perceived violation should not be grounds for retaliatory employment action against the reporting employee. Any such reprisals would serve to dampen the purpose and effect of the Code.

Any material violation of this Code may constitute grounds for termination.

V.	Distribution and Acknowledgement
Copies of the Code of Ethics will be distributed to each supervised person. The CCO will also ensure that each employee is made aware of any changes made in the code. In addition, every recipient of the Code must acknowledge in writing that they have received and read the Code or any updates to the code (see Receipt and Acknowledgement below).

RECEIPT AND ACKNOWLEDGMENT

THE UNDERSIGNED INDIVIDUAL ACKNOWLEDGES RECEIPT OF A COPY OF THE EDGE ADVISORS CODE OF ETHICS AND HAVE READ AND PLEDGE TO ABIDE BY IT.

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